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Exhibit 10.4

EMPLOYMENT AGREEMENT

        This Employment Agreement, dated as of February 2, 1994, is by and between Key Production Company, Inc., a Delaware corporation (the "Employer"), and Stephen P. Bell (the "Employee").

RECITALS

        The Employer has determined that it is in the best interests of the Employer and its stockholders to employ the Employee as Vice President—Land of the Employer, and the Employee is willing to accept such employment on the terms and conditions described below.

AGREEMENT

        In consideration of and subject to the agreements, terms and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT

        Section 1.1    Employment of the Employee. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions hereinafter set forth. The term "Period of Employment" as used herein shall mean the period from February 2, 1994, until the first to occur of the end of the term of this Agreement as provided in Section 1.2 or the date of the Employee's termination as provided herein.

        Section 1.2    Term. The term of this Agreement shall be three years.

        Section 1.3    Commencement of Employment. Employee shall commence employment with the Employer on February 2, 1994.

ARTICLE II
DUTIES

        Section 2.1    Duties. During the Period of Employment, the Employee shall, subject to the authority of the President of the Employer, be employed as Vice President—Land of the Employer, with such duties, responsibilities and authority as are consistent with such office, and with such additional responsibilities and duties as may be reasonably assigned to him by the President, which in each case he shall faithfully and diligently perform.

        Section 2.2    Time to be Devoted to Employment, Etc. Except for vacations, which in no event shall be less than three paid weeks each year, and absences due to temporary illness or disability, the Employee shall devote his full time, attention and energies on a full-time basis to the business of the Employer. Nothing in this Agreement, however, shall preclude the Employee from devoting reasonable periods to (a) engaging in charitable and community activities or (b) managing his personal investments.

ARTICLE III
COMPENSATION

        Section 3.1    Base Salary. The Employer shall pay to the Employee a base salary equal to S6,250 monthly or $75,000,00 annually (the "Base Salary"), payable bi-monthly in arrears. The Base Salary may be adjusted as determined by the President, but shall not be decreased below the Base Salary in existence immediately prior to such adjustment.

        Section 3.2    Annual Incentive Bonuses. The Employee shall be eligible for incentive bonuses as approved by the Employer's Board of Directors (the "Board").

        Section 3.3    Reimbursement for Expenses. The Employer shall reimburse the Employee for all reasonable and necessary travel expenses and other reasonable disbursements made by him for or on behalf of the Employer in the performance of his duties hereunder on the Employer's business, upon presentation by the Employee to the Employer of appropriate vouchers.

        Section 3.4    Incidental Benefits. The Employer shall provide life insurance coverage for the Employee in a face amount equal to two times his annual salary and a covered parking space.

        Section 3.5    Employee Benefit Plans. During the Period of Employment, the Employee and his immediate family shall be entitled to participate in employee benefit plans. The Employer has established, and the Employee shall be eligible to participate in, a health and dental plan, a long-term disability plan and a 401 (k) plan with an Employer matching contribution of at least four percent of the Employee's Base Salary (subject to any limitations on such contributions imposed by the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974).

        Section 3.6    Option Grant. The Board shall grant to the Employee on February 2, 1994, a stock option in the form adopted by the Employer for options granted under its Employee Stock Option Plan previously approved by the Board, with such option to cover the purchase of 120,000 shares of the Employer's common stock at an exercise price equal to the fair market value of such common stock on February 2, 1994. Such option is to be exercisable until the earlier of ten years after its grant date or the termination of the Employee's employment with the Employer. Such option shall vest with respect to one-third of the shares covered by the option after each year of the Employee's employment with the Employer.

        Section 3.7    Reimbursement for Moving Expenses. The Employer shall reimburse the Employee for all reasonable and necessary expenses and disbursements made by him in connection with the physical relocation of his primary residence to Denver, Colorado, upon presentation by the Employee to the Employer of appropriate vouchers.

ARTICLE IV
DISABILITY OR DEATH OF THE EMPLOYEE

        Section 4.1    Disability. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or for a total of 120 days in any twelve-month period, the Employer may, at its option, if payments to the Employee have commenced under the Employer's long-term disability plan, at that time or any time thereafter, terminate the Period of Employment immediately (provided that both such disability and payments under the Employer's long-term disability plan shall have continued to the time of termination) upon giving him notice to that effect. Until the Employer shall have terminated the Employee's employment in accordance with the foregoing, the Employee shall be entitled to receive his compensation, pursuant to Article III notwithstanding any such physical or mental disability. Nothing herein shall limit the Employee's right to receive any amounts to be paid to the Employee under any disability or employee benefit plan of the Employer, if any, or under any other disability insurance policy or plan covering the Employee.

        Section 4.2    Death. If the Employee dies during the Period of Employment, his employment, his employment hereunder and the Period of Employment shall terminate on the date of his death.

ARTICLE V
TERMINATION FOR CAUSE

        Section 5.1    Termination for Cause. The Employer may, by summary notice in writing, terminate the Period of Employment for cause. For the purposes of this Agreement, the term "cause" shall mean:

          (a)  a serious breach or any continued default by the Employee in the substantial performance of his duties under this Agreement (other than resulting from his disability) for a 30-day period after a demand for substantial performance is delivered to the Employee by the Employer, which demand specifies and identifies the manner in which the Employee has not substantially performed his duties.

          (b)  misconduct by the Employee which is injurious to himself or the Employer, provided that conduct will not be deemed misconduct if it was engaged in by the Employee in good faith in the belief that it was in, or not opposed to, the interests of the Employer, or was engaged in at the direction of the President or the Board; or

          (c)  the intentional commission by the Employee of either:

            (i)    a business crime the intended purpose of which was to enrich the Employee at the expenses of the Employer; or

            (ii)  a felony of which the Employee is convicted or to which he pleads guilty or nolo contendere.

ARTICLE VI
TERMINATION WITHOUT CAUSE

        Section 6.1    Employer Termination. The Employer may terminate the Period of Employment without cause at any time by giving the Employee 30 days prior written notice. Upon the expiration of such 30-day period, the Period of Employment shall terminate.

        Section 6.2    Employee Termination. For purposes of this Agreement, the Period of Employment shall be deemed to have been terminated without cause if the Employee resigns under any of the following conditions:

          (a)  upon the continued default (including a material reduction in the duties, responsibilities and authority of the Employee as set forth in Article II) by the Employer in the substantial performance of its obligations hereunder for a 30-day period after a demand for substantial performance is delivered to the Employer by the Employee, which demand specifies and identifies the manner in which the Employer has not substantially performed its obligations; or

          (b)  upon the Employee being directed by the President or the Board to engage in any activity which the Employee, based upon written advice of competent legal counsel, believes would constitute criminal activity, provided that the Employee gives notice to the Employer providing it with a copy of the written advice of his legal counsel and the Employer does not, within five business days after its receipt of such notice, withdraw its request that the Employee engage in the activity in question.

ARTICLE VII
EFFECT OF TERMINATION OF PERIOD OF EMPLOYMENT

        Section 7.1    Termination for Cause or Voluntarily. Upon termination of the Period of Employment pursuant to Article V, or by the Employee (except under the conditions set forth in Section 6.2), neither the Employee nor his beneficiaries or estate shall have any further rights or claims against the Employer under this Agreement except to receive:

          (a)  the unpaid portion of the Employee's Base Salary provided for in Section 3.1, computed on a pro-rata basis to the date of termination;

          (b)  reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.3; and

          (c)  any benefits, including the right to continued coverage under the Employer's health plans, which are mandated by law for terminated employees.

        Section 7.2    Termination for Death, Disability or Without Cause. Upon the termination of the Period of Employment pursuant to Articles IV or VI, neither the Employee nor his beneficiaries or estate shall have any further rights or claims against the Employer under this Agreement except to receive:

          (a)  compensation at the then applicable Base Salary rate through the term of this Agreement as provided in Section 1.2, provided that any payments described in this paragraph (a) shall be reduced by any payments to the Employee under the Employer's long term disability plan;

          (b)  reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.3; and

          (c)  any benefits, including the right to continued coverage under the Employer's health plans, which are mandated by law for terminated employees.

        Section 7.3    Other Employer Obligations. The provisions of this Article VII shall in no way limit any rights or claims which the Employee may have by virtue of any other agreements entered into with Employer.

ARTICLE VIII
CHANGE OF CONTROL

        Section 8.1    Change of Control. If the Employee continues as an employee of the Employer after the term of this Agreement, as provided in Section 1.2, and if during the period of such extended employment the Employee is terminated without cause following a "Change in Control" (as defined below), the Employee shall be entitled to immediate payment of an amount equal to twice the Employee's annual salary at the rate in effect when the Change in Control Occurs. The term "Change in Control" as used herein means the occurrence, after the date of this Agreement, of any of the following:

          (a)  the acquisition by any person or group of beneficial ownership of securities (including securities convertible into or exchangeable for or options or other rights to acquire securities) of the Employer, representing in the aggregate 25% or more of the combined voting power of all securities of the Employer entitled to vote in the election of directors, without the prior approval of the acquisition resulting in such person or group acquiring such percentage by at least two-thirds of the directors of the Employer who are not affiliates or associates of such person or group;

          (b)  during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Employer ceasing for any reason to constitute two-thirds of the total number of directors of the Employer unless the individuals serving as new or replacement directors were nominated by at least a majority of the directors of the Employer in office immediately prior to such period;

          (c)  the adoption of any plan or proposal to liquidate or dissolve the Employer;

or

          (d)  any merger or consolidation of the Employer unless thereafter (i) directors of the Employer immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee or (ii) the Employer's securities continue to represent or are converted into securities that represent more than 80% of the combined voting power of the surviving entity or transferee.

        As applicable, all terms used in this definition of "Change of Control" shall be given their meanings as used in Section 13(d) of the Securities Exchange Act of 1934 as in effect on the date of this Agreement or Rule 13d-3 or Rule 12b-2 issued thereunder as in effect on the date of this Agreement.

ARTICLE IX
CONFIDENTIALITY

        Section 9.1    Confidentiality. The Employee shall not make use of or otherwise reveal any trade secret or confidence of the Employer, including any information about the Employer or its business which is not generally available to the public including, but not limited to, any such information involving planning, analysis or strategy, or any investor, financial, legal, geological, geophysical or other proprietary information. Upon termination of employment, the Employee shall promptly surrender all documents, maps, records, data and other information representing, reflecting or containing trade secrets or confidences. The provisions of this Article IX shall survive for a period of three years after the end of the Period of Employment.

ARTICLE X
ARBITRATION

        Section 10.1    Arbitration. If a dispute arises between the Employer and the Employee as to the interpretation of this Agreement, the Employer and the Employee agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as modified herein, by a sole arbitrator, in Denver, Colorado, selected in accordance with the provisions of Section 11.2. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

        Section 10.2    Selection of Arbitrator. The parties shall have 10 days from the date when written notice is provided to either party by the other party of a request for arbitration to agree upon a mutually acceptable neutral person not affiliated with either of the parties to act as arbitrator. If no arbitrator has been selected within such time, the parties agree jointly to request the Center for Public Resources or another mutually agreed-upon organization to supply within 10 days a list of potential arbitrators with qualifications as specified by the parties in the joint request. Within five days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the arbitrator the individual receiving the highest combined ranking who is available to serve.

        Section 10.3    Cost of Arbitration. The costs of arbitration shall be apportioned between the Employer and the Employee as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result of the arbitration.

ARTICLE XI
MISCELLANEOUS

        Section 11.1    Necessary Acts. All parties to this Agreement shall perform any and all acts as well as execute any and all documents that may be reasonably necessary to fully carry out the provisions and intent of this Agreement.

        Section 11.2    Notices. All notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given, received and delivered (a) on the date of service if served personally on the party to whom notice is given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephone confirmation of receipt is obtained promptly after completion of transmission, (c) on the business day after delivery to an overnight courier service or the Express Mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (d) five days after being sent by registered or certified mail, provided receipt of delivery is confirmed, first-class postage prepaid, properly address to the respective parties as follows:

If to the Employer:	One Norwest Center 20th Floor 1700 Lincoln Denver, CO 80203
If to the Employee:	One Norwest Center 20th Floor 1700 Lincoln Denver, CO 80203

or to such other address as may be designated by any such addressees by a notice given in conformity herewith.

        Section 11.3    Binding on Successors. This Agreement shall inure to the benefit of and be binding on the parties hereto and on ea -h of their respective heirs, executors, administrators, personal representatives, successors and assignees.

        Section 11.4    Choice of Law and Forum. This Agreement shall be construed and governed by the laws, commercial usages and customs of the State of Colorado, without giving effect to the principles of conflict of laws thereof. In the event that any dispute, action, proceeding or litigation arises between the parties based on or arising out of this Agreement, or any agreement or instrument delivered pursuant to this Agreement, subject to the arbitration provisions of Article X the parties agree to submit themselves to and irrevocably consent to the jurisdiction of the courts of the State of Colorado, and any federal court located in the State of Colorado.

        Section 11.5    Headings. The headings of the articles and sections of this Agreement have been inserted solely for convenience of reference and shall in no way restrict or modify any of the terms or provisions hereof.

        Section 11.6    Sole and Only Agreement. This Agreement and the agreements referred to herein constitute the only agreements of the parties hereto relating to the subject matter hereof. Any prior agreements, promises, negotiations or representations concerning the subject matter of this Agreement not expressly set forth in this Agreement shall have no force or effect.

        Section 11.7    Amendment and Extension. This Agreement may not be amended or extended except by an instrument in writing Signed on behalf of each of the parties hereto.

        Section 11.8    Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, unless to do so would alter substantially the intended effect of this Agreement or cause a substantial hardship for any party hereto.

        Section 11.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

        The parties have duly executed this Agreement as of the date first written above.

EMPLOYER:
KEY PRODUCTION COMPANY, INC.
By:	/s/ Francis H. Merelli
Francis H. Merelli President and Chief Executive Officer
EMPLOYEE:
/s/ STEPHEN P. BELL STEPHEN P. BELL

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  Exhibit 10.4
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
ARTICLE I EMPLOYMENT
ARTICLE II DUTIES
ARTICLE III COMPENSATION
ARTICLE IV DISABILITY OR DEATH OF THE EMPLOYEE
ARTICLE V TERMINATION FOR CAUSE
ARTICLE VI TERMINATION WITHOUT CAUSE
ARTICLE VII EFFECT OF TERMINATION OF PERIOD OF EMPLOYMENT
ARTICLE VIII CHANGE OF CONTROL
ARTICLE IX CONFIDENTIALITY
ARTICLE X ARBITRATION
ARTICLE XI MISCELLANEOUS